SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä

POST EFFECTIVE AMENDMENT NO. ONE

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä Ä

Diversified Financial Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware 58-2027283

(State or other jurisdiction of (I.R.S. Employer Identification No.)

incorporation or organization)

1771 Wolviston Way, San Diego, California 92154

(Address of principal executive offices)

The 2005 Benefit Plan of Diversified Financial Resources Corporation

(Full title of the plan)

John Chapman, 1771 - Wolviston Way, San Diego, California 92154

(Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (619) 575-7041

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amounts to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, issuable upon exercise of Options	1,000,000,000	$0.0001	$100,000	$12.67

(1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of April 4, 2005, a date within five business days prior to the date of filing of this registration statement.

Post Effective Amendment to the

2005 Benefit Plan of Diversified Financial Resources Corporation

This Post Effective Amendment No. One is being filed to reflect that the Board of Directors of Diversified Financial Resources Corporation (the "Company") has amended The 2005 Benefit Plan of Diversified Financial Resources Corporation as filed by the Company in an S-8 filed on January 7, 2005, file no. 333-121897, which is incorporated herein by reference. This first amendment will increase the number of shares to be included in the plan from Two Billion (2,000,000,000) to Three Billion (3,000,000,000). The amendment to the 2005 Benefit Plan of Diversified Financial Resources Corporation is filed as Exhibit "A" hereto. An additional One Billion (1,000,000,000) shares are being registered hereby.

Item 8. Exhibits.

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. One to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on April 1, 2005.

Diversified Financial Resources Corporation

By /s/ John Chapman .

John Chapman as President

/s/ John Chapman Date: 4/1/2005

John Chapman, Director

/s/ Dennis Thompson Date: 4/1/2005

Dennis Thompson, Director

/s/ John Casey Date: 4/1/2005

John Casey, Director

INDEX TO EXHIBITS
Exhibits	SEC Ref. No.	Description of Exhibit	Page
A	4	Amendment No. One to the 2005 Benefit Plan of Diversified Financial Resources Corporation	4
B	5, 23(b)	Opinion and consent of Counsel with respect to the legality of the issuance of securities being issued pursuant to the Amended Benefit Plan	5

C	23(a)	Consent of Accountant	8

Exhibit A, SEC Ref. No. 4.

POST EFFECTIVE AMENDMENT NUMBER ONE

TO THE 2005 BENEFIT PLAN

OF

DIVERSIFIED FINANCIAL RESOURCES CORPORATION

Effective this 1st day of April, 2005, Paragraphs 3 and 13 of the 2005 Benefit Plan of Diversified Financial Resources Corporation shall be and hereby are amended to read as follows:

3. Shares of Stock Subject to this Plan. A total of Three Billion (3,000,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the Three Billionth share is issued hereunder.

ATTEST:

/s/ John Chapman

John Chapman, President

Michael Golightly

59 West 100 South

Attorney at Law Salt Lake City, Utah 84101 Telephone: (801) 575-8073 ext 152

*Admitted in Texas and Utah Facsimile: (801) 521-2081

April 1, 2004

Board of Directors

Diversified Financial Resources Corporation

1771 Wolviston Way

San Diego, California 92154

Re: Legality and Authorization of Shares Issued Under Form S-8 Registration Statement

To the Board of Directors of Diversified Financial Resources Corporation

I have acted as special counsel for Diversified Financial Resources Corporation, a Delaware corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under The Post-Effective Amendment No. One to a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a post-effective amendment to the plan entitled "The 2005 Benefit Plan of Diversified Financial Resources Corporation" (the "Benefit Plan") pursuant to which the Company will authorized the issuance of a total of Three Billion (3,000,000,000) shares of the Company's common stock, par value $0.001 (the "Shares"), the amendment will increase the number of shares by 1,000,000,000.

This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

In connection with the preparation of this Opinion, I have examined the following:

1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;

2. The Registration Statement herein referenced;

3. A Board of Directors Resolution, dated April 1, 2005, authorizing and approving the Amendment to the Company's 2004 Benefit Plan and the preparation of the Post-Effective Amendment No. One to the S-8 Registration Statement;

4. The Company's Section 10(a) Prospectus for the Registration Statement;

5. The Company's Form 10-KSB for the fiscal year ended December 31, 2003;

6. The Company's Forms 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

7. Such other documents as I have deemed necessary for the purposes of this Opinion.

You have represented to me that the Company is current in its filings with the Commission, that the Company's board of directors has authorized the filing of the amendment to the Form S-8 and that the quantity of shares to be included in the amendment to the Form S-8 are available for issuance based on the quantity authorized for issuance in the Company's Articles of Incorporation and on the amount of shares actually issued and outstanding.

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Delaware; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan and the proposed post-effective amendment thereto; the Company's Board of Directors has authorized the filing of the Registration Statement and the proposed post-effective amendment; and that the total of Three Billion (3,000,000,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

  I am admitted to practice law in the State of Utah and the State of Texas. I am not admitted to practice law in the State of Delaware or in other jurisdictions where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Delaware court or any other court would apply Delaware law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

  In expressing the opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that all information and representations made or provided to me by the Company or its authorized representatives is correct and that there are shares available to be issued pursuant to the Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents.

  In rendering the opinion that the Shares to be registered pursuant to Form S-8 and issued under the Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's board of directors has exercised or will exercise good faith in establishing the value paid for the Shares; (2) all issuances and cancellation of the Capital Stock of the Company will be fully and accurately reflected in the Company's stock records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's board of directors, to be received in exchange for each issuance of common stock of the Company will have been paid in full and actually received by the Company when the Shares are actually issued.

  I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but not be limited to, the subsequent tradeability of the Shares on either state or federal level.

  I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

  The opinion contained in this letter is rendered as of the date hereof, and I undertake no and disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.

  I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

  Certain of the remedial provisions of the 2005 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

This Opinion is valid only as of the signature date and may be relied upon by you only in connection with filing of the Post Effective Amendment No. One to the S-8 Registration Statement as originally filed on January 7, 2005. I hereby consent to its use as an exhibit to the Post Effective Amendment No. One to the Registration Statement. However, this opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without, in each instance, my prior written consent. In the event that any of the facts are different from those which have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Michael Golightly

Michael Golightly

Attorney at Law

JONES SIMKINS, P.C.

P.O. Box 747

Logan, Utah 84323

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference on Post Effective Amendment No. One to Form S-8 of our report dated April 2, 2004 with respect to the consolidated financial statements of Diversified Financial Resources Corporation included in the Annual Report on Form 10-KSB for the year ended December 31, 2004.

JONES SIMKINS, P.C.

/s/ Jones Simkins, P.C.

Logan, Utah

April 5, 2005